Exhibit 99.1
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
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UAL REPORTS OCTOBER RESULTS

Operating Loss of $71 Million on $169 Million Year-Over-Year Increase in Fuel Expenses due to Higher Fuel Prices

Excluding Fuel, Mainline CASM Down 4 Percent
on 5 Percent Lower Capacity Year-Over-Year

Mainline PRASM Up 9 Percent Year-Over-Year

CHICAGO, November 23, 2005 -UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its October Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $71 million for October 2005 (filing entities only). Despite a 53 percent increase in fuel prices for mainline and United Express operations, which resulted in a $169 million increase in fuel expenses year-over-year, the operating loss is $6 million worse than the same period last year. In October 2004, the company reported an operating loss of $65 million. For October 2005, the company reported a net loss of $698 million, including $584 million of largely non-cash reorganization expenses driven by charges related to the termination of the pilot defined benefit pension plan. Excluding reorganization expenses, the company reported a net loss of $114 million.

As previously disclosed, the company will continue to record large non-cash reorganization items as it moves towards exit. It is common for the results of operations of companies progressing through Chapter 11 to be impacted by non-cash charges related to their reorganization, especially as restructuring work nears completion.  Charges based on the claims of our creditors are recorded at the amount expected to be allowed by the court. However, as shown in our Plan of Reorganization, these claims are expected to be settled at exit for a minor fraction of the amount of the charges recorded.

UAL consolidated mainline unit costs (CASM) in October increased 8 percent over the same month last year driven by 5 percent lower capacity and higher fuel expense. Excluding fuel, mainline unit costs in October decreased 4 percent year-over-year despite the capacity decrease. Mainline passenger unit revenue (PRASM) in October increased 9 percent over the same period a year ago.

UAL ended October with a cash balance of $2.7 billion, which included $964 million in restricted cash (filing entities only). Cash balance during the month increased by $31 million. UAL met the requirements of its DIP financing for the month of October.

Jake Brace, United's Chief Financial Officer said, "United's revenue performance and cost reductions were offset by record high fuel costs. Our restructuring work has been effective and has equipped the company to manage through the challenges the industry presents.  We move steadily towards a February exit from bankruptcy."

About United

United Airlines (OTCBB: UALAQ.OB) operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 790 destinations in 138 countries worldwide. United's 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to comply with the terms of the DIP financing or negotiate modifications or amendments thereto as necessary; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization; the potential adverse impact of the Chapter 11 cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs and availability of aviation fuel; our ability to cost effectively hedge against increases in the price of aviation fuel the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign government legislation and regulation and other actions; the ability of the Company to maintain satisfactory labor relations, any disruptions to operations due to any potential actions by our labor groups ; weather conditions; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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